For Immediate ReleaseContact: Amanda Kennedy

May 16, 2019702-908-0018

www.growcapitalinc.com

Grow Capital, Inc Signs Letter Of Intent To Acquire Bombshell Technologies

Henderson, NV  — Grow Capital, Inc (OTCPK:GRWC) (GRWC) today announced that it has signed a letter of intent (LOI) to acquire Bombshell Technologies. A due diligence review is underway and a final determination regarding this acquisition is anticipated within weeks.

By the LOI’s terms, GRWC will acquire 100 percent interest in Bombshell Technologies, a premier software development service provider with a focus on the financial services sector. Bombshell Technologies has operations in both Nevada and Louisiana.

“Almost half of fintech companies are partnering with innovation and research firms and over the next three to five years it’s estimated that over 80 percent of insurers and wealth management firms will also partner with companies like Grow,” said CEO Jonathan Bonnette. “This acquisition positions us perfectly for where we and the industry are headed.”

Under the terms of the LOI, Grow Capital, Inc will tender shares of its stock for Bombshell Technologies and provide a broad network to help Bombshell gain clients for its suite of software that helps financial services firms manage their practice.

Bombshell’s current software suite delivers customized back office compliance, sophisticated multi-pay commission processing, and revolutionized new client application submission system, along with digital engagement marketing services centric to financial services.

“Signing this LOI with Bombshell Technologies is another step forward for GRWC, as we seek to acquire niche companies with proven assets and significant growth potential which raises the value of Grow Capital,” said chairman of GRWC James Olson. “It’s a simple approach - we plan to grow shareholder capital through smart acquisitions and Bombshell Technologies is just the beginning.”

Learn more about Bombshell Technologies suite of products: here: www.bombshelltechnologies.com

About Grow Capital Inc:

Grow Capital, Inc is a publicly traded company listed under the symbol GRWC.  Formally Grow Condos, we have announced new leadership, rebranded, relocated our headquarters and have expanded into acquiring and developing the best professional technology and financial services companies.

To be added to the distribution list please email info@growcapitalinc.com with “GRWC” in the subject line.

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Forward Looking Statements Disclaimer: This release may contain statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Grow Capital, Inc’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such forward -looking statements include the words ”seek”, “grow” “plan” and other expressions of a forward-looking nature. More information about the potential factors that could affect the business and financial results is and will be included in Grow Capital, Inc’s filings with the OTC Markets, Securities and Exchange Commission and/or posted on the company's website.